As filed with the Securities and Exchange Commission on December 29, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGEN CORPORATION

(Exact name of registrant as specified in its charter)

Alabama	63-0757759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

605 Richard Arrington Jr. Blvd. North Birmingham, Alabama	35203
(Address of Principal Executive Offices)	(Zip Code)

Energen Corporation Stock Incentive Plan

(Full title of the plan)

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203

(Name and address of agent for service)

(205) 326-2629

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Share(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, $0.01 par value (1)	3,000,000 shares	$ 50.09	$ 150,270,000	$ 17,220.95

(1)

In addition to the shares set forth in the table, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminable number of shares of common stock issuable under the Company’s Stock Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of computing the registration fee and based upon the average of the high and low prices per share of the common stock reported on the New York Stock Exchange composite transaction tape on December 27, 2011.

EXPLANATORY NOTE

This registration statement on Form S-8 relates to the registration of an additional 3,000,000 shares of common stock, par value $0.01 per share, of Energen Corporation (the “Company”), to be offered pursuant to the Company’s Stock Incentive Plan (the “Plan”). The Company has previously filed registration statements on Form S-8 with the Securities and Exchange Commission on January 29, 1998 (File No. 333-45107) (the “Original Registration Statement”) and on March 12, 2002 (File No. 333-84170) (the “Second Registration Statement”) which related to the registration of 650,000 and 1,500,000 shares of the Company’s Common Stock offered pursuant to the Plan, respectively, the contents of which Original Registration Statement and Second Registration Statement are incorporated herein by reference.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference as of their respective dates:

(1)     The Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on February 25, 2011.

(2)     The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the Commission on May 9, 2011, August 1, 2011 and November 8, 2011, respectively.

(3)     The Company’s Amendment No. 1 on Form 10-Q/A to the quarterly report for the period ended June 30, 2011, filed with the Commission on August 26, 2011.

(4)     The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 18, 2011.

(5)     The Company’s Current Reports on Form 8-K filed with the Commission on April 29, 2011, July 7, 2011, August 5, 2011, August 8, 2011, September 13, 2011, December 5, 2011, December 7, 2011 and December 22, 2011.

(6)     The description of the common stock, par value $0.01 per share of the Company (“Energen Common Stock”), appearing in the Company’s registration statement on Form A-8 (Registration No. 001-07810), as filed with the Commission on July 10, 1998 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Bradley Arant Boult Cummings LLP, Birmingham, Alabama, has rendered an opinion with respect to the legality of the securities being registered hereby. As of the date hereof, the partners and associates of Bradley Arant Boult Cummings LLP participating in the preparation of this registration statement hold approximately 2,250 shares of Energen Common Stock.

Item 6.	Indemnification of Directors and Officers.

As permited by Sections 10A-2-8.50 et seq, of the Code of Alabama (1975), Article XI of the Company’s Restated Certificate of Incorporation and Article VI of the Bylaws of the Company provide for indemnification of directors, officers and employees in certain instances.

(a) Article XI of the Restated Certificate of Incorporation of the Company provides as follows:

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the Corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Code of Alabama of 1975 or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director’s duty of loyalty to the Corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the Corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. The limitation on liability of directors of the Corporation contained herein shall apply to liabilities arising out of acts or omissions occurring subsequent to the adoption of this Article XI and, except to the extent prohibited by law, to liabilities arising out of acts or omissions occurring prior to the adoption of this Article XI. Any repeal or modification of this Article XI by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or modification.

(b) Section VI of the Bylaws of the Company provides as follows:

6.01 Indemnification

(a) The Corporation shall indemnify, to the fullest extent permitted by law, including, without limitation, the Alabama Business Corporation Act, any person who is or was a director or officer of the Corporation, and any director or officer of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which such director, officer or other person is a party because such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above. If the amount, extent, or quality of indemnification permitted by law should be in any way restricted after the adoption of these bylaws, then the Corporation shall indemnify such persons to the fullest extent permitted by law as in effect at the time of the occurrence of the omission or the act giving rise to the claimed liability with respect to which indemnification is sought.

(b) The Corporation shall indemnify, to the same extent as provided in Section 6.01(a) of these bylaws with respect to officers and directors of the Corporation, any employee of the Corporation, and any employee of the Corporation (and any other person, as evidenced by a duly adopted resolution of the board of directors of the Corporation) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability or other expenses incurred in connection with the defense of any proceeding, or of any claim, issue or matter in such proceeding, in which proceeding both such employee or other person is a party because such person is or was an employee of the Corporation or is or was serving at the request of the Corporation in one of the capacities referred to above and the Corporation is obligated to provide, and is providing, indemnification to one or more officers or directors of the Corporation pursuant to Section 6.01(a) above.

(c) In connection with indemnification of officers, directors and other persons pursuant to Sections 6.01(a) and 6.01(b) of these bylaws, the Corporation shall advance expenses to such persons as and to the extent permitted by law, including, without limitation, the Alabama Business Corporation Act.

(d) The Corporation may indemnify, and may advance expenses to, an employee or agent of the Corporation who is not an officer or director of the Corporation and any other person not described in, or not provided indemnification pursuant to the provisions of, Sections 6.01(a), 6.01(b) or 6.01(c) who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the same extent as provided in Section 6.01(a) of these bylaws with respect to officers and directors of the Corporation. Notwithstanding the foregoing, nothing contained in this Section 6.01(d) shall, or shall be deemed to, constitute or create an entitlement on the part of any employee or agent of the Corporation to be indemnified or to have expenses advanced to or for such employee’s or agent’s benefit.

(e) The indemnification and advancement of expenses pursuant to this Article VI shall be in addition to, and not exclusive of, any other right that the person seeking indemnification may have under these bylaws, the articles of incorporation of the Corporation, any separate contract or agreement or applicable law.

6.02 Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or any person who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

6.03 Survival of Right

Any right to indemnification or advancement of expenses provided by or granted pursuant to this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent or to serve as a director, officer, partner, trustee, employee or agent of such other foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a person. Any repeal or modification of this Article VI which serves to restrict or lessen the rights to indemnification or advancement of expenses provided by this Article VI shall be prospective only and shall not lessen the right to indemnification or advancement of expenses existing at the time of such repeal or modification with respect to liabilities arising out of claimed acts or omissions occurring prior to such repeal or modification.

(c) In addition to the foregoing provisions of the Company’s Restated Certificate of Incorporation and Bylaws, directors and officers may be indemnified by the Company pursuant to the provisions of Section 10A-2-8.50 et seq. of the Code of Alabama (1975), which indemnity may be broader than that provided by the registrant’s Restated Certificate of Incorporation and Bylaws.

As permited by Sections 10A-2-8.50 et seq, of the Code of Alabama (1975), Article VI of the Bylaws of the Company provides for indemnification of directors, officers and employees in certain instances. The provisions of Article VI provide as follows:

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following Exhibits are filed as a part of the Registration Statement:

*4(a)	Restated Certificate of Incorporation of Energen Corporation, (composite, as amended through April 29, 2005) which was filed as Exhibit 3(a) to Energen’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

*4(b)	Articles of Amendment to Restated Certificate of Incorporation of Energen Corporation, designating Series 1998 Junior Participating Preferred Stock (July 27, 1998) which was filed as Exhibit 4(b) to Energen’s Post Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-00395).

*4(c)	Bylaws of Energen Corporation (as amended through July 23, 2008) which was filed as Exhibit 99.1 to Energen’s Current Report on Form 8-K, dated July 25, 2008.

10(a)	Energen Corporation Stock Incentive Plan (as amended effective April 27, 2011).

*10(b)	Form of Stock Option Agreement under the Energen Corporation Stock Incentive Plan which was filed as Exhibit 10(a) to Energen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

*10(c)	Form of Restricted Stock Agreement under the Energen Corporation Stock Incentive Plan which was filed as Exhibit 10(b) to Energen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

*10(d)	Form of Performance Share Award under the Energen Corporation Stock Incentive Plan which was filed as Exhibit 10(c) to Energen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

5(a)	Opinion of Bradley Arant Boult Cummings LLP as to the legality of the securities being registered.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5(a)).

23(c)	Consent of Ryder Scott Company, L.P.

23(d)	Consent of T. Scott Hickman & Associates, Inc.

24	Power of Attorney.

*	Incorporated by reference.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2)     That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 29, 2011.

ENERGEN CORPORATION

By:	/S/ J.T. MCMANUS, II
J.T. McManus, II
Chairman, Chief Executive Officer,
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ J.T. MCMANUS, II J.T. McManus, II	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	December 29, 2011

/S/ CHARLES W. PORTER, JR. Charles W. Porter, Jr.	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 29, 2011

* Stephen D. Ban	Director	December 29, 2011

* Julian W. Banton	Director	December 29, 2011

* Kenneth W. Dewey	Director	December 29, 2011

* T. Michael Goodrich	Director	December 29, 2011

* Judy M. Merritt	Director	December 29, 2011

* Stephen A. Snider	Director	December 29, 2011

* David W. Wilson	Director	December 29, 2011

* Gary C. Youngblood	Director	December 29, 2011

*By:	/s/ CHARLES W. PORTER, JR.	December 29, 2011
Charles W. Porter, Jr.,
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

5(a)	Opinion of Bradley Arant Boult Cummings as to the legality of the securities being registered.
10(a)	Energen Corporation Stock Incentive Plan (as amended effective April 27, 2011).
23(a)	Consent of PricewaterhouseCoopers LLP.
23(b)	Consent of Bradley Arant Boult Cummings LLP (contained in Exhibit 5(a)).
23(c)	Consent of Ryder Scott Company, L.P.
23(d)	Consent of T. Scott Hickman & Associates, Inc.
24	Power of Attorney.